FOR IMMEDIATE RELEASE

CLB Q4 2014: NEW TECHNOLOGY DRIVES MOST PROFITABLE QUARTER EVER;
ALL-TIME QUARTERLY HIGHS FOR REVENUE AND FCF;
AND EPS, NET INCOME, AND OPERATING MARGINS, EX-FX;
COMPANY INCREASES Q1 2015 DIVIDEND BY 10%

AMSTERDAM (28 January 2015) - In the fourth quarter of 2014, Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") posted its most profitable quarter in Company history, concluding its most profitable year ever. The record results were driven primarily by new or recently introduced technologies from Core’s Reservoir Description and Production Enhancement operations, while new projects in the Company’s Reservoir Management operations resulted in its most profitable fourth quarter ever. The Company posted all-time quarterly highs for revenue and free cash flow (“FCF”), as well as for earnings per diluted share (“EPS”), net income, and operating income and margins, excluding items, primarily foreign exchange translations. The successful introduction of the new technologies was underpinned by operational excellence and execution.

For the fourth quarter of 2014, Core reported EPS which increased 8% to $1.54 from the year-ago fourth quarter total, while net income increased 4% year-over-year to $67,800,000, excluding items referenced in the non-GAAP reconciliations. Operating income, ex-items, increased 5% to $92,500,000, generating operating margins that increased to 33%, the highest for all major oilfield service companies during the fourth quarter of 2014. Fourth quarter 2014 revenue, negatively affected by recent euro, ruble, and Canadian dollar weakness versus the US dollar, reached $278,600,000, up 1% from year-earlier levels.

Fourth quarter 2014 free cash flow, defined as cash from operations less capital expenditures, reached $88,800,000, up 12% over the year-earlier total. During the quarter, FCF was greater than net income as Core converted over 30 cents of every revenue dollar into FCF, the highest percentage of all major oilfield service companies. The FCF was used to pay quarterly dividends of approximately $22,000,000 and to repurchase approximately 400,000 shares for just under $54,000,000. The fourth quarter 2014 repurchases increased total 2014 share buybacks to almost $264,400,000. A total of 1,681,000 shares was repurchased in 2014, the highest total since 2007.

The Company’s improved year-over-year and sequential quarterly results reflect the success of Core’s growth strategies of adding new technologies and related services. Technological innovation in Core’s Reservoir Description reservoir fluids phase-behavior business has led to unprecedented structural growth by expanding the worldwide market and providing pressure and temperature measurement capabilities not available from any other oilfield service company. Core’s Production Enhancement FlowProfilerTM services, with expanding and multiple new applications, are now being utilized in every major unconventional reservoir development in North America. The Company’s Reservoir Management operations launched several new joint-industry projects offshore West Africa, Mozambique, and Brazil, with additional projects initiated in tight-hydrocarbon reservoirs in Australia and Indonesia.

Comparing full-year 2014 results with those of 2013, both on an ex-items basis, Core's EPS increased 10% to $5.85 while net income increased more than 6% to $260,700,000. Revenue increased 1% to $1,085,200,000, and operating margins reached 32%, up 100 basis points over 2013 levels, establishing annual historical highs for both revenue and operating margins. FCF reached $267,000,000 in 2014, also establishing an annual high as FCF exceeded net income for the ninth time in the past thirteen years for the Company. The total capital returned to shareholders in 2014 in the form of dividends and share repurchases exceeded $350,000,000, or approximately $7.93 per share, the most in any year in Core Lab history.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group. Moreover, the Company has the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign exchange translations, as referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations, which focus primarily on international and deepwater developments, reported fourth quarter 2014 revenue of $131,700,000, up slightly over third quarter 2014 levels, while quarterly operating margins expanded both sequentially and year-over-year to over 28%, the highest level in four quarters.

The expansion of operating margins is primarily related to the continued rapid growth and market expansion of Core’s reservoir fluids phase-behavior business. Reservoir fluids phase-behavior technologies are used to analyze the crude oil, natural gases, and water that are present in petroleum reservoirs. By measuring phase behaviors at various pressure, volume, and temperature (“PVT”) levels, Core develops data sets that are used to determine hydrocarbon reserves, predict reservoir performance, and maximize ultimate hydrocarbon recovery rates. PVT properties studied include bubble-point pressures, compositional characterizations, formation volume factors, viscosities, and gas-to-oil ratios. Core’s data sets are used to optimize production streams and enhanced oil recovery techniques, especially in unconventional reservoirs, which maximize economic returns on investment for the Company’s clients.

Reservoir fluids phase-behavior data sets are mission-critical for all deepwater developments given the high investment levels and the need to maximize the client’s ROIC. Core is the only oilfield service company that can generate PVT data sets from reservoir fluids collected at pressures greater than 20,000 pounds per square inch (“PSI”), which generally occur in reservoirs at depths greater than 20,000 feet. Most deepwater reservoirs around the world are at formation depths greater than 20,000 feet, especially in the Gulf of Mexico ("GOM"). The Company is currently developing PVT instrumentation to measure pressures to 30,000 PSI, ensuring the continued structural market expansion and growth warranted by Core’s unique position of technological leadership.

Also additive to this quarter's increased margins has been the successful introduction of digital rock properties measurement technologies on a worldwide basis. The new service has significantly improved sample selection, preparation and non-destructive testing, as opposed to outdated and destructive ion-milling techniques and data capturing methodologies. This patented and proprietary service has improved the derivation of complex algorithms required to precisely and accurately model pore and pore-throat distributions in unconventional and deepwater reservoir sequences.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional tight-oil and deepwater developments, reported fourth quarter 2014 revenue of $124,100,000, up 8% from the year-earlier level, and operating income of $45,700,000, up 10% from the 2013 fourth quarter total. Operating margins reached 37%. The record level of fourth quarter revenue, despite a rapidly falling North American rig count, is testament to the continued market penetration of Core’s FlowProfilerTM technology and the Company’s new perforating systems, both instrumental in optimizing completions and stimulations of horizontal wells.

FlowProfiler technology, in addition to enabling operators to determine the quantitative oil flow from each individual stage of a horizontal well, is now being utilized to vertically place, or land, multiple horizontal wells drilled from pad locations. FlowProfiler data sets are being used to ensure that wells do not interfere with or “bash” each other, which otherwise would lead to lower daily hydrocarbon flow rates and lower ultimate hydrocarbon recovery rates. When multiple wells are drilled from pad locations, FlowProfiler data are used to ensure that each well is landed in a different horizontal plane in the reservoir to maximize daily flow and ultimate recovery rates.

There was also increased market penetration in the quarter by Core’s KODIAKTM Enhanced Perforating Systems energetic technology, which combines the Company’s HERO® High Efficiency Reservoir Optimization perforating charges (now API-certified as the industry’s deepest-penetrating perforating charges) with proprietary accelerator propellant pellets to boost the effectiveness of the perforating/stimulating event. The detonation of the perforating charge initiates a complex, sequentially oxidizing reaction of the solid rocket-fuel pellets, thereby generating a high-pressure pulse of gas. This pulse then initiates and propagates fractures ("mini-fracs") into the unconventional reservoir sequence, creating cleaner perforating tunnels, improving stimulant/proppant injection, and increasing hydrocarbon production. Moreover, the propellant-activated mini-frac can potentially reduce the frac breakdown pressure of the reservoir by as much as 15%. Lowering the formation frac breakdown pressure will, in turn, reduce the amount of compressive horsepower needed at the surface, thereby lowering frac stimulation costs. Core's suite of perforating technology products and services can produce systems that maximize cluster efficiencies and significantly increase the volume of stimulated reservoir rock.

Reservoir Management

Reservoir Management operations posted its most profitable fourth quarter in Company history even though year-over-year revenue was down 8% to $22,700,000. Operating income climbed 20% to $9,600,000 and operating margins expanded to 42%, owing to sales of fully completed studies, which generate significant incremental margins.

Reservoir Management posted a strong fourth quarter due to a combination of project sales and the initiation of new projects in North America and internationally. In the US, Reservoir Management experienced high demand for projects in the Permian and the Appalachian Basins. The Delaware Basin project which focuses on reservoir characterization and fracture-stimulation well performance, increased membership to 29 companies targeting the Avalon, Bone Spring, and Wolfcamp reservoirs.  The Midland Basin project, which increased membership to 51 companies, is directed toward improving an operator’s well performance through the integration of geology, petrophysics, geomechanics, fracture stimulation design, and post-frac production analysis. Well performances have continued to improve because of this integration process for optimization.

Reservoir Management also experienced a resurgence of interest in the Marcellus, Upper Devonian, and Utica - Point Pleasant projects in the Appalachian Basin. More members were added to the Marcellus project, bringing the total to 55, but most of the client interest has been in the expanding Utica - Point Pleasant natural gas play in Pennsylvania and West Virginia. There are now 20 member companies in this project, and the number is expected to grow based on the high natural gas production rates being reported (15 to 50 MMcfd) from exploration wells. Also in North America, Reservoir Management initiated three new projects during the quarter -- the Montney Phase 2 and Wilrich Sandstone projects in Canada and a project targeting the Upper Cretaceous oil-bearing formations in the Powder River Basin.

Internationally, Reservoir Management delivered an interim report on its Mozambique Reservoir and Seal project to study participants ahead of the current license round closing.  The project will be completed during Q1 2015.  Also in the quarter, Core initiated two new Atlantic Margin Studies -- an extension to the Brazil Equatorial Basins dataset and Atlantic Ireland. Atlantic Ireland heralds a new suite of deepwater projects in the Northern Atlantic. The quarter saw continued high demand for the Company’s South Atlantic project portfolio in Africa and Brazil. In Australia, Reservoir Management initiated a new joint-industry project with four companies focusing on unconventional reservoirs in the Cooper Basin.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the fourth quarter of 2014, Core Laboratories generated $97,800,000 of cash from operating activities and had capital expenditures of $9,000,000, yielding $88,800,000 in FCF. During the quarter, Core converted over 30 cents of every revenue dollar into FCF, the highest percentage of all major oilfield services companies.

Core's FCF in the fourth quarter 2014 was used to pay approximately $22,000,000 in cash dividends and to repurchase approximately 400,000 shares for just under $54,000,000. Core's outstanding diluted share count of 43,766,000 shares stands at its lowest level in 17 years. In all, Core has reduced its diluted share count by approximately 39,939,000 shares and has returned over $2.0 billion to its shareholders -- over $45 per diluted share -- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 12 years ago.

On 6 October 2014, the Company's Board announced a quarterly cash dividend of $0.50 per share of common stock that was paid on 25 November 2014 to shareholders of record on 17 October 2014. Dutch withholding tax was deducted from the dividend at the rate of 15%. Dividends paid in 2014 equaled a total payout of $2.00 per share of common stock, which represented a 56.25% increase over the amount paid in 2013.

On 12 January 2015, the Board announced a quarterly cash dividend of $0.55 per share of common stock payable in the first quarter of 2015. This amount represents a 10% increase over the quarterly dividends of $0.50 per share that were paid in 2014, and if paid in each quarter of 2015, that would equal a payout of $2.20 per share of common stock. The first quarter 2015 dividend will be payable on 20 February 2015 to shareholders of record on 23 January 2015. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a return on invested capital in the top decile of the oilfield service companies listed as Core's peers ("Comp Group") by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Comp Group. According to the latest financial information from Bloomberg, Core Laboratories' ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the fourth quarter of 2014 in its first quarter 2015 earnings release.

First Quarter 2015 Revenue and EPS Guidance

Core Lab offers operators high technology services and products that optimize its oil and gas company clients' revenue derived from their current production as well as from ultimate hydrocarbon recovery. In an industry downturn such as today's environment, Core may experience some degree of insulation due to the Company's proprietary technology as well as the historical flight by Core's more technologically sophisticated clients to value-added service providers. Core's unique reservoir fluids technologies are expected to see continued growth as these services are mission critical in optimizing unconventional and deepwater developments. The Company's FlowProfiler services are expected to realize greater market penetration as is also the case for Core's KODIAK enhanced perforating systems.

Nevertheless, due to significantly and sharply lower commodity prices, Core anticipates that North American land rig counts will continue to fall sharply into the second quarter of 2015, while deepwater GOM activities continue at, or near, fourth quarter 2014 levels. International activity levels will decrease slightly, with the Middle East region continuing at a relatively higher level of activity. Therefore, Core's Production Enhancement segment will be most affected by the sharp North American downturn as it was in 2009. Reservoir Description and Reservoir Management operations are expected to be affected, but to a lesser degree.

Core Lab believes crude-oil supply and demand markets are imbalanced with crude production exceeding worldwide demand by approximately 1.0 to 1.5 million barrels per day (MMbopd). This imbalance is not only due to increased supply, mainly from North American unconventional developments, but also to significant decreases in demand, primarily from Asia Pacific markets, and to lesser demand from Europe. Core Lab believes these market imbalances will be transitory in nature, as was the case in 2009.

Using a worldwide net annual decline curve rate of 2.5% on current IEA reported production rates approaching 89 MMbopd, coupled with increased demand in response to lower crude prices (US gasoline demand up 10% year-over-year so far in 2015) suggests that markets will balance in late 2015, possibly sooner. A critical factor in the balancing of markets in late 2015 will come from lower crude oil supply growth from North America, perhaps adding as little as 300,000 bopd in 2015 versus supply growth of over 1,000,000 bopd in both 2014 and 2013. First-year decline curve rates of 60% to 70%, and second-year decline rates of 30% to 40%, in unconventional reservoirs are common.

Accordingly, Core began right-sizing its operational cost base in the fourth quarter of 2014, continuing into 2015. Development costs for new technologies and services will remain intact while the Company plans to marginally trim client directed capital expenditures in 2015 owing to its belief that crude-oil markets will balance late in 2015.

Therefore, Core projects first quarter 2015 revenue to be down approximately 12%, and EPS to be down approximately 20%, from year-ago levels, similar declines realized when compared to the 2008 to 2009 industry downturn. Core believes the Company's performance in the first quarter will be superior to industry activity levels as the Company is projecting first quarter year-over-year industry activity levels to be down greater than 12%. As North American activity levels will be down significantly greater than 12% year-over-year, decremental margins for Core's Production Enhancement operations will weigh on Company-wide first quarter results. Thus, Core projects first quarter 2015 revenue of approximately $230,000,000 and EPS of approximately $1.05 to $1.10 which factors in recent euro, ruble and Canadian dollar weakness versus the US dollar. The rapid contraction of the North American rig count, coupled with the suspension of the completion and stimulation of recently drilled wells will likely cause year-over-year first quarter decremental margins of approximately 60%. Decremental margins going forward should improve as Core takes further action to right size its operational cost structure in future quarters. Free cash flow for the first quarter of 2015 is projected at approximately $50,000,000.

All operational guidance excludes any foreign currency translations and any shares that may be repurchased other than those already disclosed and assumes an effective tax rate of 23%. The Company is unable, at this time, to provide 2015 annual guidance with a high degree of confidence.

The Company has scheduled a conference call to discuss Core's fourth quarter 2014 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 29 January 2015.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2013 Form 10-K filed on 13 February 2014, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
Chris Hill, Investor Relations: + 1 713 328 6401
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 December 2014	31 December 2013	30 September 2014	vs Q4-13	vs Q3-14

REVENUE	$278,622	$276,279	$276,135	0.8%	0.9%

OPERATING EXPENSES:
Costs of services and sales	168,517	168,393	166,927	0.1%	1.0%
General and administrative expenses	11,672	13,660	12,316	(14.6)%	(5.2)%
Depreciation and amortization	6,900	6,729	6,845	2.5%	0.8%
Other (income) expense, net	1,084	(420)	927	NM	NM

OPERATING INCOME	90,449	87,917	89,120	2.9%	1.5%
Interest expense	2,882	2,483	2,561	16.1%	12.5%

INCOME BEFORE INCOME TAX EXPENSE	87,567	85,434	86,559	2.5%	1.2%
INCOME TAX EXPENSE	20,841	20,718	19,909	0.6%	4.7%
NET INCOME	66,726	64,716	66,650	3.1%	0.1%
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	537	(8)	153	NM	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$66,189	$64,724	$66,497	2.3%	(0.5)%

Diluted Earnings Per Share:	$1.51	$1.42	$1.50	6.3%	0.7%

Weighted average diluted common shares outstanding	43,927	45,517	44,381	(3.5)%	(1.0)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$131,749	$136,251	$131,380	(3.3)%	0.3%
Production Enhancement	124,143	115,274	122,161	7.7%	1.6%
Reservoir Management	22,730	24,754	22,594	(8.2)%	0.6%
Total	$278,622	$276,279	$276,135	0.8%	0.9%

Operating income (loss):
Reservoir Description	$37,052	$38,631	$35,377	(4.1)%	4.7%
Production Enhancement	44,607	40,954	45,735	8.9%	(2.5)%
Reservoir Management	9,399	7,718	7,553	21.8%	24.4%
Corporate and other	(609)	614	455	NM	NM
Total	$90,449	$87,917	$89,120	2.9%	1.5%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	31 December 2014	31 December 2013	% Variance

REVENUE	$1,085,222	$1,073,508	1.1%

OPERATING EXPENSES:
Costs of services and sales	665,271	662,968	0.3%
General and administrative expenses	45,655	51,988	(12.2)%
Depreciation and amortization	26,696	25,471	4.8%
Other (income) expense, net	1,069	(338)	NM

OPERATING INCOME	346,531	333,419	3.9%
Interest expense	10,600	9,317	13.8%

INCOME BEFORE INCOME TAX EXPENSE	335,931	324,102	3.6%
INCOME TAX EXPENSE	77,305	80,908	(4.5)%
NET INCOME	258,626	243,194	6.3%
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	1,141	383	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$257,485	$242,811	6.0%

Diluted Earnings Per Share:	$5.77	$5.28	9.3%

Weighted average diluted common shares outstanding	44,600	45,994	(3.0)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$518,974	$522,251	(0.6)%
Production Enhancement	467,577	452,415	3.4%
Reservoir Management	98,671	98,842	(0.2)%
Total	$1,085,222	$1,073,508	1.1%

Operating income (loss):
Reservoir Description	$143,624	$146,338	(1.9)%
Production Enhancement	165,204	154,715	6.8%
Reservoir Management	37,220	31,555	18.0%
Corporate and other	483	811	NM
Total	$346,531	$333,419	3.9%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 December 2014	31 December 2013	% Variance
	(Unaudited)
Cash and Cash Equivalents	$23,350	$25,088	(6.9)%
Accounts Receivable, net	197,163	201,322	(2.1)%
Inventory	43,371	46,821	(7.4)%
Other Current Assets	37,936	30,637	23.8%
Total Current Assets	301,820	303,868	(0.7)%

Property, Plant and Equipment, net	149,014	138,824	7.3%
Intangibles, Goodwill and Other Long Term Assets, net	224,819	218,318	3.0%
Total Assets	$675,653	$661,010	2.2%

LIABILITIES AND EQUITY:

Accounts Payable	$47,084	$50,821	(7.4)%
Other Current Liabilities	84,782	84,954	(0.2)%
Total Current Liabilities	131,866	135,775	(2.9)%

Long-Term Debt & Lease Obligations	$356,000	$267,002	33.3%
Other Long-Term Liabilities	93,794	88,844	5.6%

Total Equity	93,993	169,389	(44.5)%
Total Liabilities and Equity	$675,653	$661,010	2.2%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Twelve Months Ended
31 December 2014

CASH FLOWS FROM OPERATING ACTIVITIES	$303,449

CASH FLOWS FROM INVESTING ACTIVITIES	(42,066)

CASH FLOWS FROM FINANCING ACTIVITIES	(263,121)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,738)
CASH AND CASH EQUIVALENTS, beginning of period	25,088
CASH AND CASH EQUIVALENTS, end of period	$23,350

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2014	31 December 2014	31 December 2013

Operating income	$90,449	$346,531	$333,419
Foreign exchange losses	2,076	4,234	4,339
Gain from insurance settlement	—	—	(1,611)
Operating income excluding specific items	$92,525	$350,765	$336,147

	Three Months Ended 31 December 2014
	Reservoir Description	Production Enhancement	Reservoir Management

Operating income	$37,052	$44,607	$9,399
Foreign exchange losses	292	1,065	157
Operating income excluding specific items	$37,344	$45,672	$9,556

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2014	31 December 2014	31 December 2013

Net income	$66,189	$257,485	$242,811
Foreign exchange losses (net of tax)	1,582	3,260	3,254
Gain from insurance settlement (net of tax)	—	—	(1,208)
Net income excluding specific items	$67,771	$260,745	$244,857

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2014	31 December 2014	31 December 2013

Earnings per diluted share	$1.51	$5.77	$5.28
Foreign exchange losses (net of tax)	0.03	0.08	0.07
Gain from insurance settlement (net of tax)	—	—	(0.03)
Earnings per diluted share excluding specific items	$1.54	$5.85	$5.32

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	31 December 2014	31 December 2014

Net cash provided by operating activities	$97,790	$303,449
Less: capital expenditures	(8,962)	(36,586)
Free cash flow	$88,828	$266,863

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